Exhibit 10.14

EXECUTIVE SEVERANCE AGREEMENT

By this Executive Severance Agreement dated and effective as of March 7, 2011 (“Agreement”), Orchard Supply Hardware Stores Corporation and its parents, affiliates and subsidiaries (“OSH” or the “Company”) and Mark Baker (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

1. Effect of Severance.

(a) Severance Benefits. If Executive is involuntarily terminated without “Cause” or Executive voluntarily terminates Executive’s employment for “Good Reason” (as such terms are defined in Section 2 below), Executive shall be entitled to the benefits described in subsection (i), (ii) and (iii) below (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to the Severance Benefits if Executive’s employment terminates for any other reason, including due to death or “Disability” (as defined in Section 2 below). Executive shall also not be entitled to Severance Benefits if Executive does not meet all of the other requirements under this Agreement, including under subsection 4(e).

i. Continuation of Salary.

1. OSH or the appropriate “OSH Affiliate” (as defined in Section 2 below) shall pay Executive cash severance equal to Executive’s annual base salary rate as of the date Executive’s employment terminates (“Date of Termination”). Subject to subsection (a)(i)(2) below, payment of such amount (“Salary Continuation”) shall commence on Executive’s “Separation from Service” (as defined in Section 2 below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twelve (12) months following Date of Termination (“Salary Continuation Period”), except as otherwise provided in this Agreement.

Notwithstanding the foregoing, the OSH or OSH Affiliate obligations under this subsection (a)(i)(1) shall be reduced on a dollar-for-dollar basis (but not below zero), by the amount, if any, of fees, salary or wages that Executive earns from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement in order to mitigate Salary Continuation. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with subsection 4(e) below) by the deadline specified therein, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required to reimburse OSH for any portion of the Salary Continuation paid during the Salary Continuation Period.

2. Notwithstanding anything in this subsection (a)(i) to the contrary, if the Salary Continuation payable to Executive in accordance with subsection (a)(i)(1) above during the first six (6) months after

Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 2 below), then, payment shall be made to Executive on each regular salary payroll date during the [first] six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.

3. All Salary Continuation payments (described under this subsection (a)(i)) will terminate and forever lapse in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse OSH for any portion of the Salary Continuation paid during the Salary Continuation Period.

ii. Continuation of Benefits.

1. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (a)(ii)), as an active associate, in which Executive was eligible to participate on the Date of Termination (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan (as of the 15th day following the Date of Termination), health care flexible spending account (except on an after-tax basis and only through the earlier of the end of Salary Continuation Period or the calendar year in which the Separation from Service occurs), company paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by OSH or an OSH Affiliate) during the Salary Continuation Period. Executive and Executive’s eligible dependents shall be entitled to continue to participate, as active participants, in company medical and dental plans (subject to the terms and conditions and continued availability of such plans) during the Salary Continuation Period.

2. If Executive does not timely execute and submit the General Release and Waiver (in accordance with subsection 4(e) herein) by the deadline specified therein, Executive shall be required to reimburse OSH for the portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by OSH during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the company medical and dental plans as of Executive’s Date of Termination.

3. Subject to subsection (a)(ii)(4) immediately below, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by OSH hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the company health benefit plans.

4. All of the benefits described in this subsection (a)(ii) will terminate and forever lapse in the event of Executive’s breach (in accordance with Section 10 below), and Executive shall be required to reimburse OSH for any portion of the cost for the benefits referred to under subsection (a)(ii)(1) immediately above paid by OSH during the Salary Continuation Period, and Executive shall instead be eligible for COBRA continuation coverage under the company medical and dental plans as of Executive’s Severance from Service date.

iii. Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of OSH or the appropriate OSH Affiliate. OSH and Executive will mutually agree on which outplacement firm, among current vendors used by OSH, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first. Outplacement benefits described in this subsection (a)(iii) will terminate and forever lapse in the event of Executive’s breach (in accordance with Section 10 below).

iv. Other.

1 In addition to the foregoing Severance Benefits, a lump sum payment will be made to Executive within ten (10) business days following the Date of Termination in an amount equal to the sum of any base salary and any vacation benefits that have accrued through the Date of Termination to the extent not already paid. No vacation will accrue during the Salary Continuation Period.

2. Notwithstanding the foregoing and anything herein to the contrary, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (a)(i) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(b) Impact of Termination on Certain Other Plans/Programs.

i. Annual Incentive Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any award under the applicable annual incentive plan (“AIP”) sponsored by OSH or an OSH Affiliate, shall be determined in accordance with the terms and conditions of the AIP document regarding termination of employment.

ii. Stock Plan. Upon Executive’s Date of Termination, Executive’s entitlement to any unvested options, restricted stock or other equity award granted to Executive under the Orchard Supply Hardware Stores Corporation Stock Incentive Plan (“Stock Incentive Plan”) or any other stock plan sponsored by OSH or an OSH Affiliate shall be determined in accordance with the terms and conditions of the applicable award agreement and stock plan document regarding termination of employment.

(c) Post-Termination Forfeiture of Severance Benefits. If OSH or an OSH Affiliate determines after Executive’s Date of Termination that Executive engaged in activity during employment with OSH that OSH or an OSH Affiliate determines constituted Cause, Executive shall immediately cease to be eligible for Severance Benefits and shall be required to reimburse OSH for any portion of the Salary Continuation paid to Executive and for the cost of other Severance Benefits received by Executive during the Salary Continuation Period.

2. Definitions. For purposes of this Agreement, each capitalized term in this Agreement is either defined in the section, exhibit or appendix in which it first appears or in this Section 2. The following capitalized terms shall have the definitions as set forth below:

(a) “Cause” shall mean Executive’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform Executive’s duties or responsibilities for any reason other than illness or incapacity or unsatisfactory performance of Executive’s duties for the OSH, as determined by the Board of Directors of OSH (or a committee thereof) in its sole discretion.

(b) “Disability” shall mean disability as defined under the company long-term disability plan (regardless of whether the Executive is a participant under such plan).

(c) “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target AIP bonus from those in effect as of the date of this Agreement; (ii) removal of Executive from the OSH Board of Directors, (iii) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement. In each case, Executive must provide OSH with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and OSH shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If OSH remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If OSH does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date OSH notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to OSH of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Executive’s knowledge thereof.

(d) “OSH Affiliate” shall mean any person with whom OSH is considered to be a single employer under Code Section 414 (b) and all persons with whom OSH would be considered a single employer under Code Section 414 (c), substituting “50%” for the “80%” standard that would otherwise apply.

(e) “Section 409A Threshold” shall mean an amount equal to two times the lesser of (i) Executive’s base salary for services provided to OSH and any OSH Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(f) “Separation from Service” shall mean a “separation from service” with OSH (including any OSH Affiliate) within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by OSH (including by an OSH Affiliate).

(g) “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder), which shall be determined in accordance with the provisions of Supplement A to the Supplemental Retirement Income Plan (as amended and restated effective January 1, 2008).

3. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at OSH or any OSH Affiliate, provided such invention or expression of an idea relates to the business of OSH or any OSH Affiliate, or relates to actual or demonstrably anticipated research or development of OSH or any OSH Affiliate, or results from any work performed by Executive for or on behalf of OSH or any OSH Affiliate, are hereby assigned to OSH, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to OSH. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what OSH or any OSH Affiliate is otherwise obligated to pay. In consideration of the opportunity for the Severance Benefits, and other good and valuable consideration, Executive agrees to the following:

(a) Non-Disclosure of OSH Confidential Information. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives any Severance Benefits under this Agreement:

i. Non-Disclosure.

1. Executive will not, during the term of Executive’s employment with OSH or any OSH Affiliate or thereafter, and other than in the performance of his duties and obligations during his employment with OSH or as required by law or legal process, and except as OSH may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “OSH Confidential Information” (as defined in subsection 4(a)(ii) below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and

2. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, OSH expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

ii. OSH Confidential Information. For purposes of this Agreement, “OSH Confidential Information” means trade secrets and non-public information which OSH or any OSH Affiliate designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by OSH or any OSH Affiliate, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of OSH or any OSH Affiliate that is not known generally to the public or in the industry.

iii. Return of OSH Property. All documents and other property that relate to the business of OSH or any OSH Affiliate are the exclusive property of OSH, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to OSH upon termination of employment or at such earlier time as OSH may request Executive to do so.

iv. Conflict of Interest. During Executive’s employment with OSH or any OSH Affiliate and during any Salary Continuation Period, except as may be approved in writing by OSH, neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with OSH’s or any OSH Affiliate’s customers or suppliers which might impair Executive’s independence of judgment on behalf of the Company. Also during Executive’s employment with OSH or any OSH Affiliate, Executive agrees further not to engage in any activity in competition with OSH or any OSH Affiliate and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to OSH or any OSH Affiliate, discredit OSH or any OSH Affiliate or otherwise conflict with the best interests of OSH or any OSH Affiliate.

(b) Non-Solicitation of Employees. During Executive’s employment with OSH or any OSH Affiliate and for twelve (12) months following Executives’ Date of Termination, whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with OSH or any OSH Affiliate or assist in any way with the hiring of any OSH or any OSH Affiliate employee by any future employer or other entity.

(c) Compliance with Protective Covenants. Executive will provide OSH with such information as OSH may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes OSH to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases OSH, OSH Affiliates, their agents and employees, from all liability for any damage arising from any such contacts or communications.

(d) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of OSH Confidential Information and to otherwise protect the legitimate business interests of OSH and OSH Affiliates. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e) General Release and Waiver. Upon Executive’s Date of Termination (whether initiated by OSH or Executive in accordance with subsection 1(a) above) potentially entitling Executive to Severance Benefits, Executive will execute a binding general release and waiver of claims in a form to be provided by OSH (“General Release and Waiver”), which is incorporated by reference under this Agreement. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed within the time required by the waiver or is signed but subsequently revoked, Executive will not continue to receive any Severance

Benefits otherwise payable under subsection 1(a) above. Further, Executive shall be obligated to reimburse OSH for any portion of (i) the Salary Continuation paid during the Salary Continuation Period under subsection (1)(a)(i) herein, and (ii) the cost for the benefits provided during the Salary Continuation Period under subsection (1)(a)(ii) herein. A sample of this General Release and Waiver is provided as Exhibit A to this Agreement.

5. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of this Agreement, including without limitation subsections 4(a) and 4(b), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of OSH without the necessity of OSH posting a bond. Moreover, any award of injunctive relief shall not preclude OSH from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments and benefits already received by Executive.

6. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of OSH or any OSH Affiliate, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage OSH or any OSH Affiliate, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. OSH shall not authorize any of its present or former employees, officers or directors to disparage Executive and shall take reasonable steps to prevent present employees, officers and directors from disparaging Executive. This provision does not and is not intended to preclude Executive from providing truthful testimony in response to legal process or governmental inquiry.

7. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with OSH, both during and after the period of employment with OSH or any OSH Affiliate (including any Salary Continuation Period), with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which OSH or any OSH Affiliate is involved or may become involved other than any such investigations, potential litigation or litigation between OSH and Executive. OSH will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

8. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by OSH or Executive in any instance shall not be deemed a waiver of such provision in the future.

9. Acting as Witness. Executive agrees that both during and after the period of employment with OSH or any OSH Affiliate (including any Salary Continuation Period), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving OSH or any OSH Affiliate or corporate relative of OSH, unless subject to judicial enforcement to appear as a fact witness only.

10. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 4) and the non-disparagement provision (Section 6) of this Agreement, the obligation of

OSH or any OSH Affiliate to pay Salary Continuation or to provide other Severance Benefits under this Agreement will immediately cease and any Salary Continuation payments already received and the value of any other Severance Benefits already received will be returned by Executive to OSH. Further, Executive agrees that OSH shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement.

11. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

12. Governing Law. This Agreement will be governed under the internal laws of the state of California without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of California shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

13. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment, termination of employment or Salary Continuation Period (if any) be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

14. Arbitration. Executive and the Company agree that the exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising from or relating to this Agreement will be, to the fullest extent permitted by law, by final, binding and confidential arbitration in Los Angeles, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to its then applicable rules. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. This agreement to resolve any disputes by binding arbitration extends to claims against the Company or any of its subsidiaries and affiliates or any of their respective past, present or future stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives or service providers and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law. If Executive files a demand for arbitration, the Company will pay any arbitration filing fees in excess of any amounts that Executive would be required to pay to file a lawsuit for such claims in court. Nothing in this Agreement is intended to prevent the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, will be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement concerning non-disclosure of confidential information and the non-solicitation of employees would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

15. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with OSH or any OSH Affiliate is terminable “at-will” by either party with or without cause and with or without notice.

16. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other OSH or OSH Affiliate document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under any broad-based company sponsored severance pay program.

17. Entire Agreement. This Agreement, including any exhibits or appendices hereto, and the February 23, 2011 offer letter, contain and comprise the entire understanding and agreement between Executive and OSH (including any OSH Affiliate) and fully supersedes any and all prior agreements or understandings between Executive and OSH with respect to the subject matter contained herein, and may be amended only by the Board of Directors of OSH.

18. Confidentiality. Executive agrees that the existence and terms of the Agreement, including any compensation paid to Executive, and discussions with OSH (including any OSH Affiliate) regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse or domestic partner, or (c) to Executive’s financial/legal advisors, all of whom shall agree to keep such information confidential.

19. Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

20. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at OSH.

If to OSH:	Orchard Supply Hardware Stores Corporation 6450 Via Del Oro San Jose, California, 95119

Attention to both:	Director, Human Resources VP, Real Estate, General Counsel and Secretary

21. Assignment. OSH may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between OSH and Executive or between any successor or assignee of OSH or affiliate thereof and Executive.

22. Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

23. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

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IN WITNESS WHEREOF, Executive and OSH, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	ORCHARD SUPPLY HARDWARE STORES CORPORATION

BY:
Mark Baker

3/7/11	3/7/11
Date	Date

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO DIRECTOR, HUMAN RESOURCES, ORCHARD SUPPLY HARDWARE STORES CORPORATION, 6450 VIA DEL ORO, SAN JOSE, CALIFORNIA, 95119. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Severance Agreement, I, and any person acting by, through, or under me hereby release Orchard Supply Hardware Stores Corporation, its current and former agents, parents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“OSH”) from any and all claims arising out of my employment or the termination thereof. This General Release and Waiver is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, based upon any matter occurring prior to my execution of this General Release and Waiver and including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”) and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, and breach of contract. This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that OSH is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are any claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, and (2) any rights or claims to benefits accrued under benefit plans maintained by OSH pursuant to ERISA. I do, however, waive my right to any monetary recovery should any agency or other third party pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against OSH with any governmental agency and/or any court.

I hereby expressly waive all rights and benefits under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Return both pages of the signed General Release and Waiver

GENERAL RELEASE AND WAIVER (continued)

I hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for. Notwithstanding the provisions of Section 1542, it is my intention to hereby irrevocably and unconditionally release and forever discharge Holdings and all persons acting by, through, under, or in concert with Holdings from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which I may have or claim to have regarding events that have occurred as of or before the effective date of this Agreement, including, without limitation, any and all claims related or in any manner or incidental to my hiring, employment with, and the termination of employment. I expressly consent that this General Release and Waiver shall be given full force and effect in accordance with each and all of its terms and provisions relating to unknown and unsuspected claims, demands, causes of action, if any, to the same effect as those terms and provisions relating to any other claims, demands, and causes of action.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the Vice President, Human Resources at OSH in writing at Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY - DO NOT DATE	Signed by:	SAMPLE ONLY - DO NOT SIGN

		Witness by:	SAMPLE ONLY - DO NOT SIGN

Return both pages of the signed General Release and Waiver